SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                               Schedule 13D/A
                             (Amendment No. 5)
                 Under the Securities Exchange Act of 1934


                         Beverly Enterprises, Inc.
                 -----------------------------------------
                              (Name of Issuer)

                   Common Stock, $0.10 par value per share
                 ------------------------------------------
                       (Title of class of securities)

                                 087851309
                 -----------------------------------------
                               (CUSIP Number)

         Kenneth Maiman, Esq.                  Bradley Takahashi, Esq.
      Appaloosa Management L.P.             Franklin Mutual Advisers, LLC
     26 Main Street, First Floor              51 John F. Kennedy Parkway
          Chatham, NJ 07928                     Short Hills, NJ 07078
            (973) 701-7000                          (973) 912-2000

          Arnold M. Whitman                      Richard Marks, Esq.
        Formation Capital, LLC                   Northbrook NBV, LLC
          1035 Powers Place                   500 Skokie Blvd, Ste. 310
         Alpharetta, GA 30004                    Northbrook, IL 60062
            (770) 754-9660                          (847) 559-1002

                         Robert C. Schwenkel, Esq.
                Fried, Frank, Harris, Shriver & Jacobson LLP
                             One New York Plaza
                          New York, NY 10004-1980
                               (212) 859-8000
         (Persons Authorized to Receive Notices and Communications)

                               March 14, 2005
                 -----------------------------------------
          (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

CUSIP NO.   087851309                 13D          PAGE     2   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Appaloosa Investment Limited Partnership I

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Delaware

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,873,122

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,873,122

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,873,122

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.7%

        TYPE OF REPORTING PERSON
  14    PN

CUSIP NO.   087851309                 13D          PAGE     3   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Palomino Fund Ltd.

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    British Virgin Islands

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,641,178

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,641,178

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,641,178

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.5%

        TYPE OF REPORTING PERSON
  14    CO

CUSIP NO.   087851309                 13D          PAGE     4   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Appaloosa Management L.P.

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Delaware

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         3,514,300

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           3,514,300

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        3,514,300

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.2%

        TYPE OF REPORTING PERSON
  14    PN;IA

CUSIP NO.   087851309                 13D          PAGE     5   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Appaloosa Partners Inc.

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Delaware

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         3,514,300

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           3,514,300

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        3,514,300

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.2%

        TYPE OF REPORTING PERSON
  14    CO

CUSIP NO.   087851309                 13D          PAGE     6   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    David A. Tepper

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    USA

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         3,514,300

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           3,514,300

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        3,514,300

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.2%

        TYPE OF REPORTING PERSON
  14    IN;HC

CUSIP NO.   087851309                 13D          PAGE     7   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Franklin Mutual Advisers, LLC

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Delaware

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          3,508,900

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         -0-

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        3,508,900

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           -0-

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        3,508,900

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.2%

        TYPE OF REPORTING PERSON
  14    IA

CUSIP NO.   087851309                 13D          PAGE     8   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Northbrook NBV, LLC

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    WC

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Delaware

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,487,200

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,487,200

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,487,200

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.4%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE     9   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    David Hokin

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    USA

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,487,200

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,487,200

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,487,200

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.4%

        TYPE OF REPORTING PERSON
  14    IN;HC

CUSIP NO.   087851309                 13D          PAGE     10   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Rob Rubin

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    USA

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,487,200

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,487,200

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,487,200

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.4%

        TYPE OF REPORTING PERSON
  14    IN

CUSIP NO.   087851309                 13D          PAGE     11   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Robert Hartman

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    USA

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,487,200

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,487,200

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,487,200

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.4%

        TYPE OF REPORTING PERSON
  14    IN

CUSIP NO.   087851309                 13D          PAGE     12   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    1995 David Reis Family Trust

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         10,000

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           10,000

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        10,000

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE     13   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    1995 Donna Reis Family Trust

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         25,000

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           25,000

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        25,000

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE     14   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Aaron Reis Spray Trust

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         20,000

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           20,000

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        20,000

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE     15   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Anna Reis Spray Trust

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         22,500

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           22,500

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        22,500

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE     16   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Alexander Reis Spray Trust

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         22,500

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           22,500

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        22,500

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE     17   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    David Reis Family Trust

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         25,000

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           25,000

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        25,000

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE     18   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    David Reis

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    PF

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    United States

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          75,000

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         125,000

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        75,000

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           125,000

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        200,000

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    IN

CUSIP NO.   087851309                 13D          PAGE     19   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Baylor Enterprises LLC

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    AF

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Georgia

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         21,900

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           21,900

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        21,900

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE     20   OF 43   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Arnold M. Whitman

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    PF

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    USA

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          4,700

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         21,900

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        4,700

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           21,900

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        26,600

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1%

        TYPE OF REPORTING PERSON
  14    IN;HC

          This Amendment No. 5 amends the Schedule 13D originally filed on January 24, 2005, as amended by Amendment No. 1 filed on January 25, 2005, by Amendment No. 2 filed on January 27, 2005, by Amendment No. 3 filed on February 4, 2005 and by Amendment No. 4 filed on February 22, 2005 (as amended, the "Statement"), by (i) Appaloosa Investment Limited Partnership I, (ii) Palomino Fund Ltd., (iii) Appaloosa Management L.P., (iv) Appaloosa Partners, Inc., (v) David A. Tepper, (vi) Franklin Mutual Advisers, LLC,
(vii) Northbrook NBV, LLC, (viii) David Hokin, (ix) Rob Rubin, (x) Robert Hartman, (xi) 1995 David Reis Family Trust, (xii) 1995 Donna Reis Family Trust, (xiii) Aaron Reis Spray Trust, (xiv) Anna Reis Spray Trust, (xv) Alexander Reis Spray Trust, (xvi) David Reis Family Trust, (xvii) David Reis, (xviii) Baylor Enterprises LLC and (xix) Arnold Whitman, relating to the common stock, $0.10 par value per share, of Beverly Enterprises, Inc. Unless otherwise indicated, all capitalized terms used herein shall have the meanings given to them in the Statement, and unless amended hereby, all information previously filed remains in effect.

ITEM 4.  PURPOSE OF TRANSACTION

          Item No. 4 is hereby supplemented by the following:

          On March 14, 2005, Arnold M. Whitman, Chief Executive Officer of Formation, filed with the SEC and commenced mailing to the Company's stockholders a definitive proxy statement in connection with the proposals he intends to bring before the Company's 2005 annual meeting of stockholders, including his nomination for election to the Board of Directors of the Company of a slate consisting of the following nominees:
Jeffrey A. Brodsky, John J. Durso, Philip L. Maslowe, Charles M. Masson, Mohsin Y. Meghji and Guy Sansone.

          On March 14, 2005, Formation and Arnold M. Whitman filed a complaint (the "Complaint") against Kurt Knickrehm, Director of the Arkansas Department Of Human Services in response to the "Long Term Care Resident Protection Act of 2005" proposed in the Arkansas Legislature. The Complaint was filed in the United States District Court, Eastern District of Arkansas. A copy of the Complaint is attached as Exhibit M.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

A.       Joint Filing Agreement dated January 24, 2005.*
B.       Executive Officers of Franklin Mutual.*
C.       Transactions in Beverly Enterprises Shares Since November 18,
         2004.****
D.       Letter dated December 22, 2004 from Formation to the Company.*
E.       Letter dated January 5, 2005 from the Company to Formation.*
F.       Letter dated January 19, 2005 from Formation to the Company.*
G.       Term Sheet dated December 14, 2004.*
H.       Agreement among Stockholders dated January 24, 2005.+
I. Letter dated January 27, 2005 from Fried, Frank, Harris, Shriver & Jacobson LLP to Douglas J. Babb, Executive Vice President, Chief Administrative and Legal Officer of the Company.**
J. Press Release issued on February 3, 2005 (including Letter dated February 3, 2005 from Mr. Whitman to Mr. Floyd).***
K. Notice of Business and Proposals to be Brought before the 2005 Annual Meeting of Stockholders.***
L.       List of Participants in Solicitation of Company Stockholders.***
M.       Complaint, filed by Formation and Arnold M. Whitman.*****

--------------------------------
*     Filed on January 24, 2005
+     Filed with Amendment No. 1 on January 25, 2005
**    Filed with Amendment No. 2 on January 27, 2005
***   Filed with Amendment No. 3 on February 4, 2005
****  Filed with Amendment No. 4 on February 22, 2005
***** Filed herewith

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005

                                     APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

                                     By: Appaloosa Management L.P.,
                                          its General Partner

                                          By: Appaloosa Partners Inc.,
                                                its General Partner


                                                By: /s/ David A. Tepper
                                                   -------------------------
                                                Name:   David A. Tepper
                                                Title:  President

                                  SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005

                                      PALOMINO FUND LTD.

                                      By: Appaloosa Management L.P.,
                                           its Investment Adviser

                                           By: Appaloosa Partners Inc.,
                                                 its General Partner


                                                 By: /s/ David A. Tepper
                                                    -------------------------
                                                 Name:   David A. Tepper
                                                 Title:  President

                                  SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005

                                      APPALOOSA MANAGEMENT L.P.
                                      By: Appaloosa Partners Inc.,
                                          its General Partner


                                           By: /s/ David A. Tepper
                                              -------------------------
                                           Name:   David A. Tepper
                                           Title:  President

                                  SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005

                                      APPALOOSA PARTNERS INC.


                                      By: /s/ David A. Tepper
                                         -------------------------
                                      Name:   David A. Tepper
                                      Title:  President

                                     SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005

                                      /s/ David A. Tepper
                                      -------------------------------
                                      DAVID A. TEPPER

                                     SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005


                                      FRANKLIN MUTUAL ADVISERS, LLC



                                      By: /s/ David J. Winters
                                          ------------------------
                                      Name:   David J. Winters
                                      Title:  President, Chief Executive
                                              Officer and Chief Investment
                                              Officer

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005

                                      NORTHBROOK NBV, LLC



                                      By: /s/ Rob Rubin
                                          ------------------------
                                      Name:   Rob Rubin
                                      Title:  Manager

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005
                                      /a/ David Hokin
                                      -------------------------------
                                      DAVID HOKIN

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005
                                      /s/ Rob Rubin
                                      -------------------------------
                                      ROB RUBIN

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005
                                      /s/ Robert Hartman
                                      -------------------------------
                                      ROBERT HARTMAN

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005

                                      1995 DAVID REIS FAMILY TRUST


                                      By:   /s/ David Reis
                                         -------------------------------
                                         Name:  David Reis
                                         Title: Trustee

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005

                                      1995 DONNA REIS FAMILY TRUST


                                      By:   /s/ David Reis
                                         -------------------------------
                                         Name:  David Reis
                                         Title: Trustee

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005

                                      AARON REIS SPRAY TRUST


                                      By:   /s/ David Reis
                                         -------------------------------
                                         Name:  David Reis
                                         Title: Trustee

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005

                                      ANNA REIS SPRAY TRUST


                                      By:   /s/ David Reis
                                         -------------------------------
                                         Name:  David Reis
                                         Title: Trustee

                                 SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005

                                      ALEXANDER REIS SPRAY TRUST


                                      By:   /s/ David Reis
                                         -------------------------------
                                         Name:  David Reis
                                         Title: Trustee

                                 SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005

                                      DAVID REIS FAMILY TRUST


                                      By:   /s/ David Reis
                                         -------------------------------
                                         Name:  David Reis
                                         Title: Trustee

                                 SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005



                                      /S/ David Reis
                                      -------------------------------
                                       DAVID REIS

                                 SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005

                                      BAYLOR ENTERPRISES LLC


                                      By:    /s/ Arnold M. Whitman
                                          ---------------------------
                                          Name:  Arnold M. Whitman
                                          Title: Managing Member

                                 SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2005



                                      /s/ Arnold M. Whitman
                                      -------------------------------
                                          ARNOLD M. WHITMAN

                                EXHIBIT INDEX

EXHIBIT    NAME

A.    Joint Filing Agreement dated January 24, 2005.*
B.    Executive Officers of Franklin Mutual.*
C.    Transactions in Beverly Enterprises Shares Since November 18, 2004.****
D.    Letter dated December 22, 2004 from Formation to the Company.*
E.    Letter dated January 5, 2005 from the Company to Formation.*
F.    Letter dated January 19, 2005 from Formation to the Company.*
G.    Term Sheet dated December 14, 2004.*
H.    Agreement among Stockholders dated January 24, 2005.+
I. Letter dated January 27, 2005 from Fried, Frank, Harris, Shriver & Jacobson LLP to the Company.**
J. Press Release issued on February 3, 2005 (including Letter dated February 3, 2005 from Mr. Whitman to Mr. Floyd).***
K. Notice of Business and Proposals to be Brought before the 2005 Annual Meeting of Stockholders.***
L.    List of Participants in Solicitation of Company Stockholders.***
M.    Complaint, filed by Formation and Arnold M. Whitman*****

--------------------------------
*      Filed on January 24, 2005
+      Filed with Amendment No. 1 on January 25, 2005
**     Filed with Amendment No. 2 on January 27, 2005
***    Filed with Amendment No. 3 on February 4, 2005
****   Filed with Amendment No. 4 on February 22, 2005
*****  Filed herewith